Exhibit 99.1

For Release: July 18, 2011

ALBEMARLE BOARD OF DIRECTORS ELECTS LUKE KISSAM CEO

BATON ROUGE, LA — July 18, 2011 – Albemarle Corporation (NYSE: ALB) announced today the promotion of Luther C. Kissam to the position of Chief Executive Officer, effective September 1, 2011. Mr. Kissam joined Albemarle in September 2003 as Vice President, General Counsel and Corporate Secretary and served as Senior Vice President, Manufacturing and Law, and Corporate Secretary from January 2008 until his promotion to President in March 2010. Prior to joining Albemarle, Mr. Kissam served as Vice President, General Counsel and Secretary of Merisant Company, having previously served as Associate General Counsel of Monsanto Company.

Albemarle Chairman and Chief Executive Officer Mark C. Rohr said, “Luke has demonstrated broad leadership capability in his various roles at Albemarle. He led Albemarle’s restructuring efforts during the recent recession, positioning the Company to recover faster than most while also expanding margins. He has been a driving force in our efforts to establish strategic commercial initiatives, and has been instrumental in our overall efforts to merge commercial opportunities and innovative chemistry.” Rohr went on to add, “Luke is a great team player, a strong supporter of our globalization efforts and is devoted to the development of our resources across the organization. These capabilities uniquely position him to lead Albemarle to realize its Vision 2015.”

Mr. Rohr, who has served as Chief Executive Officer since 2002 and Chairman since 2008, will continue as executive Chairman of the Albemarle Board of Directors. John Sherman Jr., Albemarle’s lead independent director, said, “On behalf of the Board of Directors, we extend our congratulations to Luke and a heartfelt thank you to Mark Rohr. Mark’s leadership for over 10 years has been extraordinary with regard to strategy and people and in the creation of shareholder wealth. We look forward to continuing to work with Mark as Chairman of Albemarle.”

Mr. Kissam said about his new role, “I am honored to take on the role of CEO at Albemarle and lead our 4,000 plus employees around the globe as we work hard to build upon our successes of the last decade and continue to deliver sustainable value to our stakeholders. We have an exceptional leadership team in place, and I look forward to continuing our mission of delivering Albemarle’s Vision 2015.”

Albemarle Corporation 451 Florida Street Baton Rouge, Louisiana, USA	1

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010 and 2011. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation 451 Florida Street Baton Rouge, Louisiana, USA	2